Long-Time Director of Sonic Foundry Board to Retire
Dr. Paul S. Peercy stepping down after serving 12 years

MADISON, Wis. - June 30, 2016 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted global leader for video creation and management solutions, today announced that Dr. Paul S. Peercy will retire from its Board of Directors, effective immediately due to personal reasons.

The board was unanimous in its praise of Dr. Peercy, who has served as a Director since 2004. He offered essential guidance for capturing higher-education market share, brought deep knowledge of the business of higher education, and had unique industry experience from serving as the dean of the University of Wisconsin-Madison College of Engineering for 13 years.

“Paul’s contributions have been invaluable to the board and the management team. It’s been a privilege to work side-by-side with him and share his singular vision of the power of enterprise video,” said Mark Burish, chairman of the board, Sonic Foundry. “On behalf of the board, I thank Paul for his outstanding leadership, his tireless support for the company and his camaraderie over the years.”

“Paul’s commitment to higher education, his dedication to academic video and his hunger to never stop learning has been an inspiration,” said Gary Weis, chief executive officer, Sonic Foundry. “His contributions have been of immeasurable value to the board, the company and our customers’ missions. We wish him the best.”

Sonic Foundry has no immediate plans to replace Dr. Peercy on the Board of Directors.

Dr. Peercy has been a member of the National Academy of Engineering since 2001 and was named by former Wisconsin Governor Tommy Thompson to the Wisconsin Technology and Entrepreneurship Council in 2000. Prior to joining the UW-Madison in 1999, Peercy served as president of SEMI/SEMATECH, an Austin, Texas-based non-profit consortium of more than 160 of the nation's suppliers to the semiconductor industry. He was also director of Microelectronics and Photronics at Sandia National Laboratories in Albuquerque, New Mexico. He is the author or co-author of more than 175 technical papers and the recipient of two patents. Dr. Peercy received a BA degree in Physics from Berea College and MS and PhD degrees in Physics from UW--Madison.

About Sonic Foundry®, Inc.
Sonic Foundry (NASDAQ: SOFO) is the trusted global leader for video capture, management and webcasting solutions in education, business and government. The patented Mediasite Video Platform transforms communications, training, education and events for more than 3,800 customers in over 65 countries. Sonic Foundry is a leader in Aragon Research’s Globe for Enterprise Video and Forrester’s Enterprise Video Platforms and Webcasting Wave, Frost & Sullivan’s lecture capture leader for seven consecutive years and a challenger in Gartner’s Magic Quadrant for Enterprise Video Content Management. Aragon also named it a Hot Vendor in Enterprise Video.

© 2016 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

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